Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-1/A of our report dated April 15, 2026, which includes an explanatory paragraph relating to Nauticus Robotics, Inc. (the “Company”) ability to continue as a going concern, relating to the consolidated financial statements of the Company appearing in the entity’s Annual Report on Form 10-K for the year ended December 31, 2025. We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

Whippany, New Jersey

June 22, 2026